Exhibit 99.2

CytRx Announces Pricing of Public Offering of 8 Million Shares of Common Stock

LOS ANGELES (October 17, 2012) – CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical research and development company specializing in oncology, announced today the pricing of its previously announced underwritten public offering. CytRx is offering 8,000,000 shares of common stock at a public offering price of $2.50 per share for gross proceeds of $20 million, prior to deducting the underwriting discount and estimated offering expenses payable by CytRx.

CytRx intends to use the net proceeds of the offering to fund the clinical development of its drug candidates aldoxorubicin and tamibarotene, and for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures and other commercial expenditures. CytRx has granted the underwriters a 30-day option to purchase at the public offering price up to an aggregate of 1,200,000 additional shares of common stock to cover over-allotments, if any. The offering is expected to close on or about October 23, 2012, subject to satisfaction of customary closing conditions.

Aegis Capital Corp. is acting as the sole book-running manager for the offering.

CytRx is offering the shares described above pursuant to a shelf registration statement on Form S-3, including a base prospectus, that was previously filed with the Securities and Exchange Commission (SEC) and that is effective. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement related to the offering was filed with the SEC on October 17, 2012 and a final prospectus supplement related to the offering will be filed with the SEC today. Electronic copies of the preliminary prospectus supplement and, when available, the final prospectus supplement, as well as the accompanying prospectus may be obtained by either contacting the representative of the underwriters (as set forth below) or by accessing the SEC’s website at http://www.sec.gov.

Aegis Capital Corp.

Prospectus Department

810 Seventh Avenue, 18th Floor

New York, New York 10019

Telephone: 212-813-1010

E-mail: prospectus@aegiscap.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of CytRx Corporation, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. The CytRx oncology pipeline includes two programs in clinical development for cancer indications: aldoxorubicin (formerly known as INNO-206) and tamibarotene. With its tumor-targeted doxorubicin conjugate aldoxorubicin, CytRx has initiated an international Phase 2b clinical trial as a treatment for soft tissue sarcomas, has completed its Phase 1b/2 clinical trial primarily in the same indication, recently initiated both a Phase 2 trial for patients with advanced pancreatic ductal adenocarcinomas and a Phase 1b study of aldoxorubicin in combination with doxorubicin in patients with advanced solid tumors, and plans to meet with the FDA in the fourth quarter of 2012 to discuss a potential Phase 3 pivotal trial as a therapy for patients with soft tissue sarcomas whose tumors have progressed following treatment with chemotherapy. Tamibarotene is being tested in a double-blind, placebo-controlled, international Phase 2b clinical trial in patients with non-small-cell lung cancer, and is in a Phase 2 clinical trial as a treatment for acute promyelocytic leukemia (APL). The Company completed its evaluation of a third drug candidate, bafetinib, in the ENABLE Phase 2 clinical trial in high-risk B-cell chronic lymphocytic leukemia (B-CLL), and plans to seek a partner for further development of bafetinib. For more information about CytRx Corporation, visit www.cytrx.com.

Forward-Looking Statements

This press release contains statements relating to the offering that are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties, such as the risk that the conditions to the closing of the offering will not be satisfied. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations

Legend Securities, Inc.

Thomas Wagner

800-385-5790 x152

718-233-2600 x152

twagner@legendsecuritiesinc.com

# # #

3